EXHIBIT 10.60

AMENDMENT TO MANUFACTURING AGREEMENT

     THIS AMENDMENT TO MANUFACTURING AGREEMENT (this “Amendment”) is made this 1st day of October, 2003, by and between CP Kelco U.S., Inc. (“CP Kelco”) and Martek Biosciences Boulder Corporation (“Martek”).

     WHEREAS, CP Kelco and OmegaTech, Inc. (“OmegaTech”) executed a Manufacturing Agreement (the “Agreement”) effective as of October 19, 2001 under which CP Kelco was to manufacture Products (capitalized terms not defined herein shall have the meanings assigned thereto in the Agreement) for OmegaTech;

     WHEREAS, Martek acquired OmegaTech’s business and pursuant to this purchase was assigned the Agreement;

     *

     WHEREAS, Martek has agreed to provide CP Kelco with the funds required for the improvements subject to the terms of this Amendment.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, CP Kelco and Martek agree as follows:

1. Temporary Improvements

1.1 CP Kelco shall use, or continue to use, its best efforts to construct and assemble temporary improvements (“Temporary Improvements”) to its Plant * prior to the implementation of the Permanent Improvements, as defined below.

1.2 Martek shall have the right to inspect and approve the Temporary Improvements before the initial production run to satisfy itself that the Temporary Improvements are in compliance with GMPs. Upon satisfactory inspection of the Temporary Improvements, Martek shall indicate its approval of the same in writing to CP Kelco.

1.3 Martek shall reimburse CP Kelco for all costs CP Kelco incurs, up to a maximum *, in connection with the assembly, disassembly and reassembling of the Temporary Improvements (“Temporary Improvement Costs”). CP Kelco shall provide Martek with an itemization of all such Temporary Improvement Costs and any substantiation Martek reasonably requires in connection therewith. All costs shall be limited to

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

CP Kelco direct out of pocket costs without any markup or other adjustments. Payments shall be made within thirty (30) days of Martek’s receipt of itemization of such Temporary Improvements costs. CP Kelco hereby acknowledges that Martek has, prior to the date of this Amendment, paid CP Kelco *, which amount shall be applied towards Martek’s obligation to reimburse CP Kelco for the cost of such Temporary Improvements, or if less than *, such balance shall be applied to other obligations of Martek under this Agreement.

2. Permanent Improvements

2.1 By December 31, 2003, Martek and CP Kelco shall use their reasonable best efforts to jointly develop the scope of permanent improvements (“Permanent Improvements”) the Plant requires to enable the continuous production of DHA-INT that will meet the Specifications and be manufactured in accordance with GMPs. The parties shall seek to control the costs of the Permanent Improvements and to limit the amount of time before the Permanent Improvements are completed.

2.2 If the parties reach agreement, in writing, as to the scope and costs of the Permanent Improvements, and upon the written approval of Martek, Martek shall pay CP Kelco 50% of the agreed cost within thirty (30) days of Martek’s written approval to proceed, and, as soon as possible after agreement is reached, CP Kelco shall proceed with the construction of the Permanent Improvements. CP Kelco has provided, prior to the date of this Amendment, a preliminary cost estimate * for the Permanent Improvements.

2.3 Upon satisfactory completion of the Permanent Improvements, Martek shall pay and/or reimburse CP Kelco for the balance of all costs directly incurred for the purchase, fabrication, and installation of the Permanent Improvements (“Permanent Improvement Costs”). CP Kelco shall provide Martek with an itemization of all such Permanent Improvement Costs and any substantiation Martek reasonably requires in connection therewith, all such costs to be limited to the direct out of pocket costs incurred by CP Kelco, without any markup or other adjustment. Payment shall be made within thirty (30) days of Martek’s receipt of itemization of such Permanent Improvement Costs.

3. Term

3.1 The term of the Agreement is hereby extended for six months to June 30, 2005.

3.2 If (i) the initial production run utilizing the Temporary Improvements meets GMPs and product is in accordance with the Specifications for DHA-INT and (ii) Martek agrees to proceed with the construction of the Permanent Improvements in accordance with Section 2.2 of this Amendment , the term of the Agreement shall automatically be extended an additional 12 months until June 30, 2006.

3.3 If (i) the initial production run utilizing the Temporary Improvements meets GMPs and product is in accordance with the Specifications for DHA-INT and (ii) Martek agrees to proceed with the construction of the Permanent Improvements in accordance with Section 2.2 of this Amendment, Martek shall have the option at anytime prior to August 31, 2005, upon written

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

notice from Martek to CP Kelco, to extend the term of the Agreement an additional 18 months until December 31, 2007.

4. Payment If the condition set forth in Section 3.2(i) is satisfied but Martek, in its sole and absolute discretion determines, once the parties agree upon the scope and costs of the Permanent Improvements, not to proceed with the construction of the Permanent Improvements, Martek shall provide CP Kelco with a payment of $300,000 within 60 days of Martek’s determination not to proceed. Such payment shall fully satisfy any and all claims that CP Kelco may possess as a result of Martek’s determination not to proceed with the construction of the Permanent Improvements, including, but not limited to, any loss of revenue or profits associated with the elimination or reduction of the Plant’s production capacity as a result of the assembly, disassembly or reassembling of the Temporary Improvements. CP Kelco shall have no other rights against Martek as a result of Martek’s determination not to proceed with the construction of the Permanent Improvements. Martek’s determination not to proceed shall be made no later than December 31, 2003, provided that the completion of the development of the Permanent Improvements as described in Section 2.1 above has been completed by November 30, 2003, or if later, then by the date which is thirty (30) days following the completion of the development of the Permanent Improvements described in Section 2.1.

5. Pricing

5.1 Effective as of January 1, 2005, the Product Pricing Schedule to the Agreement shall be amended in accordance with Schedule 1 to this Amendment. *

5.2 If Martek does not agree to the 12-month extension set forth in Section 3.2 of this Amendment, Martek shall purchase and CP Kelco shall deliver a minimum of * of Products at Base Pricing during the 6-month period January 1, 2005 to June 30, 2005. Should Martek purchase less than the minimum quantity during that period, Martek shall reimburse CP Kelco for net lost profits pursuant to Section 5.5 below.

5.3 If Martek agrees to the 12-month extension set forth in Section 3.2 of this Amendment, the following terms shall apply:

5.3.1 Martek shall purchase and CP Kelco shall deliver a minimum of 125,000 kg of Products during each of the 6-month periods: i) January 1, 2005 to June 30, 2005, ii) July 1, 2005 to December 31, 2005, and iii) January 1, 2006 to June 30, 2006. Should Martek purchase less than the minimum quantity during any given period, Martek shall reimburse CP Kelco for net lost profits pursuant to Section 5.5 below.

5.3.2 Martek shall have the right to a pricing rebate (reflected as a dollar for dollar immediate purchase price reduction when earned on invoices so that amounts due from Martek shall always be the net amount after subtracting any rebates) for Products purchased during the 18-month extension period January 1, 2005 to June 30, 2006. Cumulative rebate during the 18-month extension period shall not exceed 20% of the actual Permanent Improvement Costs as described in Section 2.3 above. *

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

5.4 If Martek exercises its option for an additional 18-month extension under Section 3.3 of this Amendment, the following terms shall apply:

5.4.1 Martek shall purchase and CP Kelco shall deliver a minimum of * of Products during each of the 6-month periods: i) July 1, 2006 to December 31, 2006, ii) January 1, 2007 to June 30, 2007, and iii) July 1, 2007 to December 31, 2007. Should Martek purchase less than the minimum quantity during any given period, Martek shall reimburse CP Kelco for net lost profits pursuant to Section 5.5 below.

5.4.2 Martek shall have the right to a pricing rebate (reflected as a dollar for dollar purchase price reduction when earned on invoices so that amounts due from Martek shall always be the net amount after subtracting any rebates) for Products purchased during the 18-month extension period July 1, 2006 to December 31, 2007. Cumulative rebate during the 18-month period shall not exceed 30% of the actual Permanent Improvement Costs as described in Section 2.3 above. *

     5.5 In the event that Martek purchases less than the minimum amounts of Products during any given period as required under Sections 5.2, 5.3.1, or 5.4.1 above, then, the reimbursement due from Martek shall be the net lost profits to CP Kelco, which will be determined as the purchase price for DHA Gold in 15 kg kraft bags otherwise applicable under Schedule 1 hereof, less the amount of * (“Variable Cost Reduction”), multiplied by the shortfall between the minimum amounts of Products required and the actual quantity purchased during the period in question. In addition, the amount of * (“Labor Reduction”) shall also be similarly subtracted from the purchase price on account of labor costs, provided, that CP Kelco is able to either redeploy its workers to other projects, or such workers’ services are discontinued so that CP Kelco is no longer paying salaries or wages to such workers. In the event that CP Kelco is only able to partially redeploy its workers, or discontinue the services of a portion of its workers, then, the amount set forth above for the Labor Reduction shall be reduced proportionately. CP Kelco shall take all commercially reasonable measures to mitigate any damages to Martek. *

6. Rights Upon Termination

6.1 If the Agreement shall terminate under Section 9.1.1 of the Agreement as a result of a material breach by CP Kelco or under Section 9.1.2 if any of the events set forth therein apply to CP Kelco, Martek shall be reimbursed the costs advanced by Martek for the Permanent Improvement Costs, less cumulative amortization of the Permanent Improvement Costs over the applicable contract extension period at termination as per Section 5.3 and/or 5.4 (i.e., 18 months or 36 months), less cumulative discounts previously received by Martek. Such amount shall not be in lieu of, but shall otherwise be in addition to, any other and further claims Martek may have against CP Kelco as a result of a termination of the Agreement under Sections 9.1.1 and 9.1.2. In all other cases, the discount available to Martek is non-refundable.

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

7. Effect Except as otherwise provided in, or affected by, this Amendment, the Agreement shall remain in full force and effect; except, however, Section 5.1.3 shall be deemed deleted from the Agreement and of no further force or effect.

8. ASSIGNMENT This Agreement, as amended herein, may not be assigned by a party without the prior written consent of the other party, which consent will not be unreasonably withheld. In the event that majority control of the capital stock of CP Kelco (which shall include the stock of any ultimate parent company) is sold, assigned or otherwise transferred to a third party which in the reasonable opinion of Martek is deemed by Martek to be a Competitor (defined below), then, Martek shall have the option to elect to terminate this Agreement and the rights specified in Section 6.1 above shall be available to Martek. “Competitor” shall be defined as any third party which is in any aspect of the business of production, manufacturing, processing, marketing, or performing research and development relating in any manner to Omega-3 and Omega-6 long chain polyunsaturated fatty acids which includes, but are not limited to, docosahexaenoic acid(DHA), arachidonic acid(ARA), or eicosapentaenoic acid(EPA).

9. NOTICE Notices to Martek shall be sent to: Martek Biosciences Corporation, 6480 Dobbin Road, Columbia Maryland 21045, and Facsimile: (410) 740-2985, Attn.: General Counsel. Notices to C.P. Kelco shall be sent to: Richard B. Langston, CP Kelco U.S., Inc, 8355 Aero Drive, San Diego California 92123, and Facsimile: (858) 467-6440, with a copy to: CP Kelco U.S., Inc, 1313 N. Market Street, Wilmington Delaware 19894-0001, and Facsimile: (302) 594-6260, Attn: VP, Intellectual Property.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year set forth above.

CP KELCO U.S., INC.

Jurgen Dominik

Sr. Vice President,

Manufacturing and Process R&D

By:	/s/ Jurgen Dominik

MARTEK BIOSCIENCES BOULDER CORPORATION

By:	/s/ George P. Barker

George P. Barker Sr. Vice President & General Counsel

SCHEDULE 1

PRICING AMENDMENT

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*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities Exchange Commission.